EXHIBIT 5.1

January 13, 2006

Waddell & Reed Financial, Inc.

6300 Lamar Avenue

Overland Park, Kansas 66202

Ladies and Gentlemen:

We have acted as counsel for Waddell & Reed Financial, Inc., a Delaware corporation (the “Company”), with respect to the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated January 10, 2006 (the “Prospectus Supplement”), to the prospectus, dated January 12, 2001 (the “Base Prospectus,” and together with the Prospectus Supplement, the “Prospectus”), included as a part of the Registration Statement on Form S-3 (the “Registration Statement”) relating to sale by the Company to Banc of America Securities LLC and J.P. Morgan Securities Inc., (the “Representatives”), and the other several underwriters (together with the Representatives, the “underwriters”) pursuant to that certain Underwriting Agreement, dated January 10, 2006 (the “Underwriting Agreement”), between the Company and the Representatives, on behalf of the underwriters, of $200,000,000 in aggregate principal amount of the Company’s 5.60% Notes due 2011 (the “Securities”) issued under that certain Indenture, dated as of January 18, 2001, as supplemented by the First Supplemental Indenture, dated as of January 18, 2001, and as further supplemented by the Second Supplemental Indenture, dated January 13, 2006 (collectively, the “Indenture”), in each case between the Company and J.P. Morgan Trust Company, National Association, as successor to Chase Manhattan Bank, National Association, as trustee (the “Trustee”).

We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Underwriting Agreement, (iii) the Indenture and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.

Based on the foregoing, we are of the opinion that the Securities have been duly authorized and, when executed and authenticated by the Trustee under the Indenture and issued and delivered in accordance with the provisions of the Underwriting Agreement and the Indenture, such Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas	Trammell Crow Center, 2001 Ross Avenue, Suite 3700
Dubai Houston London Moscow New York Tokyo Washington	Dallas, TX 75201-2975 Tel 214.220.7700 Fax 214.220.7716
www.velaw.com

The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.